Exhibit 99.1

Western Asset Emerging Markets Income Fund Inc., Western Asset Worldwide Income Fund Inc. and

Western Asset Emerging Markets Debt Fund Inc.

Announce Board Approval of Proposed Merger Plan; Western Asset Emerging Markets Debt Fund Inc.

Announces Board Approval of Changes to Investment Objectives

New York – (Business Wire) – February 16, 2016. Western Asset Emerging Markets Income Fund Inc. (NYSE: EMD), Western Asset Worldwide Income Fund Inc. (NYSE: SBW) and Western Asset Emerging Markets Debt Fund Inc. (NYSE: ESD) today announced approval by each Fund’s Board of Directors of a proposal to merge (i) EMD with and into ESD and (ii) SBW with and into ESD, subject to approval by the stockholders of each Fund. The approval of each merger is not contingent upon the approval of the other merger. If approved, the mergers are anticipated to occur during the third quarter of 2016. If the proposed mergers are approved by the stockholders of each Fund, stockholders of EMD and SBW would receive common stock of ESD, based on each Fund’s respective net asset value per share. In lieu of issuing fractional shares, ESD will pay cash to each former stockholder of EMD and SBW in an amount equal to the value of the fractional shares of ESD common stock that the investor would otherwise have received in the merger.

Management and each Board of Directors believe it is in the best interests of stockholders to merge EMD and SBW with and into ESD in part because the combined Fund may benefit from economies of scale, as one set of fixed expenses would be spread over a larger asset base, as well as from enhanced market liquidity. Furthermore, stockholders of EMD, SBW, and ESD would likely benefit from greater asset diversification and lower overall expenses, in addition to a more streamlined emerging market product offering allowing for more focused marketing and stockholder servicing efforts.

ESD also today announced approval by its Board of Directors of a change to its primary and secondary investment objectives, subject to stockholder approval. If approved by stockholders, ESD’s primary investment objective would become high current income and its secondary investment objective would become capital appreciation. The current primary investment objective of ESD is total return and high current income is a secondary investment objective. The approval of changes to ESD’s investment objectives is not contingent upon the approval of the mergers. Currently, EMD, SBW and ESD have different investment objectives. EMD’s primary investment objective is to seek high current income. As a secondary objective, EMD seeks capital appreciation. SBW’s primary investment objective is to maintain a high level of current income. As a secondary objective, SBW seeks to maximize total return.

In connection with the proposal to merge EMD and SBW with and into ESD, and the proposal to change the investment objectives of ESD, the Funds intend to file a combined proxy statement and prospectus with the Securities and Exchange Commission (“SEC”). Investors and stockholders are advised to read the proxy statement and prospectus when it becomes available because it will contain important information. When filed with the SEC, the proxy statement and prospectus and other documents filed by the Funds will be available free of charge at the SEC’s website, http://www.sec.gov. Stockholders can also obtain copies of these documents, when available, for free by calling the Funds at 1-888-777-0102.

EMD, SBW and ESD, their directors and executive officers and investment adviser, members of their management and employees may be deemed to be participants in the solicitation of proxies from the Funds’ stockholders in connection with the proposed merger and change of investment objectives. Information concerning the interests of the participants in the solicitation will be set forth in the proxy statement and prospectus to be filed with the SEC and is or will be set forth in the stockholder reports of the Funds on Form N-CSR on file and/or to be filed with the SEC.

As of January 31, 2016, EMD had net assets of approximately $330,039,521, SBW had net assets of approximately $151,546,738, and ESD had net assets of approximately $494,645,142. Each Fund is a non-diversified closed-end management investment company managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and sub-advised by Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd, wholly-owned subsidiaries of Legg Mason, Inc. SBW is also sub-advised by Western Asset Management Company Ltd., a wholly-owned subsidiary of Legg Mason, Inc.

For more information, please call Investor Relations: 1-888-777-0102, or consult the Funds’ web sites at www.lmcef.com. Hard copies of each Fund’s complete audited financial statements are available free of charge upon request.

THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUNDS. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON EACH FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.

ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES IS CONTAINED IN EACH FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Media Contact: Maria Rosati-(212)-805-6036, mrosati@leggmason.com